ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into effective as of June 16, 2005 (the “Effective Date”) by and among, NURSES PRN, LLC (“Nurses PRN”), NURSES PRN ACQUISITION CORP., a Nevada corporation (the “Company”) and Jeffrey T. Dowling (“Dowling”).

WHEREAS, the Company has agreed to assume that certain Promissory Note (the “Note”) in the amount of $500,000, dated July 15, 2003 and issued to Dowling by Nurses PRN.

WHEREAS, the parties hereto agree that the current outstanding balance (the “Outstanding Balance”) on the Note is Three Hundred Sixty Five Thousand Four Hundred Eighty Seven Dollars and 50/100 ($365,487.50).

NOW, THEREFORE, in consideration of the promises and the mutual promises, conditions and covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. As of the Effective Date, the Company hereby assumes and agrees to perform, pay or discharge, when due, all liabilities, obligations and commitments arising out of, resulting from, or relating to the Note. Notwithstanding the foregoing, Nurses PRN shall not be relieved from any of its liabilities, duties or obligations under the Note.

2. Commencing July 16, 2005, the Company shall make principal and accrued simple interest payments in accordance with the schedule of payments attached hereto as Exhibit “A” and made a part hereof.

3. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

4. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NURSES PRN ACQUISITION CORP.

By: /s/ Dr. B.B.Sahay	By: /s/ Jeffrey T. Dowling
Dr. B.B.Sahay, President	Jeffrey T. Dowling

NURSES PRN, LLC

By: /s/ Robert Murphy
Robert Murphy, President

EXHIBIT A
Payment	Payment Date	Balance	Principal	Interest 9%	Total

1	July 16, 2005	$365,487.50	$12,500.00	$2,741.16	$15,241.16
2	August 16, 2005	$352,987.50	$12,500.00	$2,647.41	$15,147.41
3	September 16, 2005	$340,487.50	$12,500.00	$2,553,66	$15,053.66
4	October 16, 2005	$327,987.50	$12,500.00	$2,459.91	$14,959.91
5	November 16, 2005	$315,487.50	$12,500.00	$2,366.16	$14,866.16
6	December 16, 2005	$249,654.50	$65,833.00	$1,872.41	$67,705.41
7	January 16, 2006	$237,154.50	$12,500.00	$1,778.66	$14,278.66
8	February 16, 2006	$224,654.50	$12,500.00	$1,684.91	$14,184.91
9	March 16, 2006	$212,154.50	$12,500.00	$1,591.16	$14,091.16
10	April 16, 2006	$199,654.50	$12,500.00	$1,497.41	$13,997.41
11	May 16, 2006	$187,154.50	$12,500.00	$1,403.66	$13,903.66
12	June 16, 2006	$174,654.50	$12,500.00	$1,309.91	$13,809.91
13	July 16, 2006	$162,154.50	$12,500.00	$1,216.16	$13,716.16
14	August 16, 2006	$149,654.50	$12,500.00	$1,122.41	$13,662.41
15	September 16, 2006	$137,154.50	$12,500.00	$1,028.66	$13,528.66
16	October 16, 2006	$124,654.50	$12,500.00	$934.91	$13,434.91
17	November 16, 2006	$112,154.50	$12,500.00	$841.16	$13,341.16
18	December 16, 2006	$99,654.50	$12,500.00	$747.41	$13,247.41
19	January 16, 2007	$87,154.50	$12,500.00	$653.66	$13,153.66
20	February 16, 2007	$74,654.50	$12,500.00	$559.91	$13,059.91
21	March 16, 2007	$62,154.50	$12,500.00	$466.16	$12,996.16
22	April 16, 2007	$49,654.50	$12,500.00	$372.41	$12,872.41
23	May 16, 2007	$37,154.50	$12,500.00	$278.66	$12,778.66
24	June 16, 2007	$24,654.50	$12,500.00	$184.91	$12,684.91
25	July 16, 2007	$12,154.50	$12,500.00	$91.16	$12,591.16
26	August 16, 2007(Last Payment)	0.00	$12,154.50	0.00	$12,154.50